EXHIBIT 99

            PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:         John D. Milton, Jr.
                 Chief Financial Officer         904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2009.

Jacksonville, Florida; May 06, 2009 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,409,000 or $0.45 per diluted share in the second quarter of fiscal 2009, an increase of $783,000 or 125% compared to net income of $626,000 or $0.20 per
diluted share in the same period last year.   Net income for the first
six months of fiscal 2009 was $3,156,000 or $1.02 per diluted share, an increase of $1,125,000 or 55.4% compared to net income of $2,031,000 or $0.65 per diluted share for the same period last year.

Increased revenue per mile, lower fuel expenses and lower operating expenses in the transportation segment offset continued reduced demand for flatbed trucking services. The real estate segment's results were impacted by lower royalty revenues and increased vacancy from new building additions but were assisted by increased capitalization of property taxes and interest expense. Net income for the first six months of fiscal 2008 benefited from a gain on condemnation of land of $1,544,000, net of income taxes but was adversely impacted by the accrual of retirement benefits of $1,541,000, net of income tax benefits, for the Company's former President and CEO, whose retirement was effective February 6, 2008.

Second Quarter Operating Results. For the second quarter of fiscal 2009, consolidated revenues were $33,231,000, a decrease of $7,857,000 or 19.1% over the same quarter last year.

Transportation segment revenues were $26,976,000 in the second quarter of 2009, a decrease of $7,762,000 over the same quarter last year. Revenue miles in the current quarter were down 20.1% compared to the second quarter of 2008 due to reduced loads in the flatbed portion of the transportation segment and reduced dry bulk tank hauling. Decreased construction material freight demand from the downturn in housing and commercial construction pushed revenue miles down in the flatbed operation compared to last year. Excluding fuel surcharges, revenue per mile increased 8.2% over the same quarter last year. The average price paid per gallon of diesel fuel decreased by $1.45 or 42.7% over the same quarter in fiscal 2008. Fuel surcharge revenue decreased $3,953,000.

Real Estate segment revenues for the second quarter of fiscal 2009 were $6,255,000, a decrease of $95,000 or 1.5% over the same quarter last year. Lease revenue from developed properties increased $87,000 or 2.0%. Royalties and rent decreased $182,000 or 9.1% due to decreased demand for mined tons partially offset by a $289,000 increase in revenues from timber sales.

Consolidated gross profit was $6,656,000 in the second quarter of fiscal 2009, an increase of $603,000 or 10.0% compared to $6,053,000 in the same period last year. Gross profit in the transportation segment increased $468,000 or 14.6% due to improved recovery of fuel costs in the flatbed business, higher gains on equipment sales, higher revenues per mile and cost management which more than offset the reduced miles driven. Gross profit in the real estate segment increased $135,000 or 4.7% from the second quarter 2008, due to higher capitalization of real estate taxes and increased timber revenue offset by decreased demand for tons mined.

                               Continued

501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904) 396-5733

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Selling, general and administrative expenses decreased $91,000 (2.5%)
over the same quarter last year.

Six Months Operating Results. For the first six months of fiscal 2009, consolidated revenues were $71,163,000, a decrease of $9,125,000 or 11.4% over the same period last year.

Transportation segment revenues were $59,046,000 in the first six months of 2009, a decrease of $8,611,000 over the same period last year. Revenue miles in the first six months of fiscal 2009 were down 16.1% compared to the first six months of 2008 due to reduced loads in the flatbed portion of the transportation segment and reduced dry bulk tank hauling. Decreased construction material freight demand from the downturn in housing and commercial construction pushed revenue miles down in the flatbed operation compared to last year. Excluding fuel surcharges, revenue per mile increased 9.8% over the same period last year. The average price paid per gallon of diesel fuel decreased by $.95 or 29.3% over the same period last year. Fuel surcharge revenue decreased $4,115,000.

Real Estate segment revenues for the first six months of fiscal 2009 were $12,117,000, a decrease of $514,000 or 4.1% over the same period last year. Lease revenue from developed properties increased $9,000 or 0.1%. Royalties and rent decreased $523,000 or 13.2% due to decreased demand for mined tons partially offset by a $125,000 increase in revenues from timber sales.

Consolidated gross profit was $13,820,000 in the first six months of fiscal 2009, an increase of $1,544,000 or 12.6% compared to $12,276,000 in the same period last year. Gross profit in the transportation segment increased $2,164,000 or 36.1% due to a sharp decline in fuel costs net of surcharges, higher gains on equipment sales, higher revenues per mile, and cost management offsetting the reduced miles driven. Gross profit in the real estate segment decreased $620,000 or 9.9% from the first six months of fiscal 2008, due to reduced demand for mined tons and expenses related to new building additions.

Selling, general and administrative expenses decreased $2,026,000 over the same period last year. Fiscal year 2008 included $2,503,000 accrual of retirement benefits for the Company's previous President and Chief Executive Officer.

Gain from condemnation of land was $2,507,000 in the first six months of fiscal 2008 resulting from the taking by the Virginia Department of Transportation ("VDOT") of 28 acres on December 13, 2007. The Prince William County Property was purchased in December 2005 and the cost of the 28 acres taken by VDOT was $3,282,000.

Summary and Outlook. The flatbed and dry bulk tank portions of the transportation segment continue to face poor freight demand from the housing and commercial construction downturns. During the first six months of fiscal 2009, increased revenue per mile in the transportation segment and lower fuel expenses offset reduced demand for flatbed trucking services. However, the comparison was to a weak
first half of the prior year.   Business picked up in the second half
of last year and comparable increases are not anticipated during the next six months.

On March 23, 2009, the Company's tank line subsidiary entered into an agreement to sell approximately 1.5 acres of land located in Escambia County, Florida for $1,950,000. The agreement of sale is subject to certain contingencies, including the satisfactory completion of the buyer's inspection period. The sale would not affect the Company's tank line operations as the Company would relocate its truck terminal to another site in the area. Closing is dependent upon several conditions including relocation and government approvals and may not occur before September 30, 2010.


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The Company's real estate development business continues to expand its portfolio of warehouse-office products consistent with maintaining a watchful eye on national and regional economic health. With the exception of completing a flex office warehouse building commenced in the spring of 2008, the Company is not presently engaged in the construction of any new buildings.

In July 2008, a subsidiary of the Company, FRP Bird River, LLC, entered into an agreement to sell approximately 121 acres of land in Baltimore County, Maryland to Mackenzie Investment Group, LLC. The purchase price for the property is $25,265,000, subject to certain potential purchase price adjustments. The agreement of sale is subject to certain contingencies including government approvals and closing may be two or more years away. The purchaser has placed non-refundable deposits of $1,000,000 under this contract in escrow including $650,000 in March 2009.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



	          PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                  (In thousands except per share amounts)


                               Three Months           Six Months
                                  Ended                 Ended
                                 March 31              March 31
                                 --------              --------
                             2009       2008       2009      2008
                             ----       ----       ----      ----

Revenues                    $33,231     41,088     $71,163   80,288
Gross profit                 $6,656      6,053     $13,820   12,276
Income before income taxes   $2,311      1,192      $5,177    3,471
Net income                   $1,409        626      $3,156    2,031
Earnings per common share:
      Basic                   $0.46       0.21       $1.04     0.67
      Diluted                 $0.45       0.20       $1.02     0.65
Weighted average common
  shares outstanding:
      Basic                   3,039      3,037       3,036    3,039
      Diluted                 3,102      3,128       3,106    3,138

                                   Continued

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                  PATRIOT TRANSPORTATION HOLDING, INC.
                  Condensed Balance Sheets (unaudited)
                         (Amounts in thousands)

                                         March 31    September 30
                                           2009          2008
                                         --------    -------------

Cash and cash equivalents               $   7,788    $       7,778
Accounts receivable, net                    7,551           12,918
Other current assets                        6,523            8,167
Property, plant and equipment, net        214,793          210,760
Investment in Brooksville Joint Venture     6,687            6,395
Other non-current assets                   15,600           16,022
                                        ---------    -------------
        Total Assets                    $ 258,942   $      262,040
                                        =========   ==============

Current liabilities                     $  18,416   $       23,263
Long-term debt (excluding current
  maturities)                              74,042           76,153
Deferred income taxes                      18,959           18,885
Other non-current liabilities               6,415            6,384
Shareholders' equity                      141,110          137,355
                                        ---------   --------------

       Total Liabilities and
       Shareholders' Equity             $  258,942  $      262,040
                                        ==========  ==============




                    PATRIOT TRANSPORTATION HOLDING, INC.
                       Business Segments (unaudited)
                         (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                               Three Months Ended   Six Months Ended
                                   March 31            March 31
                                   --------            --------
                              2009         2008    2009        2008
                              ----         ----    ----        ----

Transportation Revenues      $26,976      34,738  $59,046     67,657
Real Estate Revenues           6,255       6,350   12,117     12,631
                             -------      ------  -------     ------

Total Revenues               $33,231      41,088  $71,163     80,288
                             =======      ======  =======     ======

Transportation Operating
   Profit                     $1,418         976   $3,492      1,622
Real Estate Operating Profit   2,983       2,848    5,668      6,288
Corporate Expenses            -1,309      -1,426   -2,356     -4,676
                              ------      ------   ------     ------

Total Operating Profit        $3,092       2,398   $6,804      3,234
                              ======      ======   ======      =====

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